EXHIBIT 99.1

Destination XL Group, Inc. Reports Fiscal 2020 Fourth-Quarter and Full Year Financial Results

CANTON, MA., March 18, 2021– Destination XL Group, Inc. (OTCQX: DXLG), the largest omni-channel specialty retailer of big and tall men’s clothing and shoes, today reported financial results for the fourth quarter and fiscal year 2020.

Highlights

•

Total sales for the fourth quarter were $100.1 million, down 23.7% from $131.2 million in the prior year; total sales for fiscal 2020 were $318.9 million as compared to total sales of $474.0 million for fiscal 2019.

•	Cash flow from operations for fiscal 2020 was $(1.2) million as compared to $15.8 million for fiscal 2019. Free cash flow was $(5.5) million as compared to $2.4 million for fiscal 2019.
•

Net loss for the fourth quarter was $(5.1) million as compared to prior-year quarter’s net income of $2.4 million; net loss for the year was $(64.5) million as compared to $(7.8) million in the prior year.

•

On a non-GAAP basis, adjusted net loss for the quarter was $(4.0) million as compared to an adjusted net income of $2.6 million in the prior-year quarter; adjusted net loss for the year was $(36.7) million as compared to $(3.2) million in the prior year.

•

On a non-GAAP basis, adjusted EBITDA for the quarter was $0.7 million as compared to $9.9 million in the prior-year quarter; adjusted EBITDA for the year was $(24.2) million as compared to $23.5 million in the prior year.

Management Comments

“Fiscal 2020 presented a challenge to our business unlike any we’ve seen before, and I’d like to thank all of our associates for their steadfast vigilance and commitment to navigating through this unprecedented year.  For the past 12 months, our teams have responded by repositioning our Company to withstand the impact of COVID-19 to our stores, our distribution center and our corporate office.  We have had a relentless focus on preserving liquidity.  We pivoted our assortment, negotiated relief in occupancy costs, and restructured our operating expenses to achieve greater operating leverage as we head into fiscal 2021,” said Harvey S. Kanter, President and Chief Executive Officer.

Kanter continued, “We are ending the year in a strong financial position with total debt, net of cash, of $55.4 million, up only $5.6 million from the prior year, and inventory down $17.4 million, or 17%.  Subsequent to year-end, we raised $5.0 million, before offering costs, from the sale of 11.1 million shares through a registered direct offering, bringing our pro forma year-end debt to just over $50.0 million, and refinanced our $15.0 million FILO term loan with a new $17.5 million FILO term loan, which will add between $5.0 and $10.0 million in additional excess availability each month in fiscal 2021.

“With these enhancements to our capital and debt structure, our focus is shifting from liquidity preservation to the long-term vision and continued execution of our strategic digital transformation.  Our digital growth in fiscal 2020 was a bright spot for us.  As our customers migrated to online shopping during the pandemic, our DXL.com website met their demands and was instrumental in driving our business this year.  Sales from our DXL.com site increased 38.6% over the prior year, and we look to continue to grow digitally in fiscal 2021.

“While there still remains uncertainty as to the duration of COVID-19, we believe that we are well positioned for the recovery we all are expecting in fiscal 2021.  Today, we are reaffirming the guidance that we provided on January 11, 2021 with respect to fiscal 2021, including our expectation to be free cash flow positive this year.” Kanter concluded.

Fiscal 2021 Business Strategy

Our key business initiatives for fiscal 2021 are:

•

Digital growth.  We have a number of initiatives planned in fiscal 2021 to build off the significant growth we experienced in fiscal 2021 to further enhance the digital experience for our customers.  Despite our expectation that our customer will return to stores, we expect the digital shift will endure.

•

Marketing initiatives. We have executed a marketing strategy that is responsive to changes in customer shopping habits and behaviors through CRM segmentation, unique personas and personalization of digital interaction such as one-to-one marketing email messaging.  Our focus in fiscal 2021 is to reengage with our in-store customers, especially those higher-spending customers who have not shopped with us recently.

•

Merchandising initiatives.  Our merchandising strategy for Spring 2021 will be focused on aligning with the new work-from-home and casual wear lifestyle.  We will continue to narrow our assortment, reducing the number of brands we carry and focusing instead on the development of the assortments.

•

Rightsizing our store portfolio. While we are continuing to work with our landlords to realign our occupancy costs with expected sales, we have approximately 131 stores with either a natural lease expiration or a kick-out option within the next two years.  Our goal is to right-size our store portfolio, through lease negotiations or lease-term expirations, to optimize store profitability and omni-channel distribution.

•	Managing liquidity and debt. As we head into fiscal 2021, we are continuing to monitor and enhance our liquidity and will use free cash flow to retire debt.

Fourth-Quarter and Fiscal 2020 Results

Sales

For the fourth quarter of fiscal 2020, total sales decreased $31.1 million to $100.1 million as compared to the fourth quarter of fiscal 2019. Comparable sales for the quarter were down 23.4% to last year, primarily driven by our stores, which were down 37.3% from the prior year’s fourth quarter, partially offset by our direct business, which was up 12.9%.  The increase in our direct business was principally due to our DXL.com e-commerce site, which had a sales increase of 28.7%, as customers continue to shift toward online shopping. We expect sales in fiscal 2021 to continue to be impacted by COVID-19, but to improve gradually throughout the year as vaccines become more widely administered and our customers begin to socialize again. Our wholesale business contributed $4.5 million in sales during the fourth quarter, and was flat to the prior year’s fourth quarter.

For fiscal 2020, total sales decreased 32.7% to $318.9 million from $474.0 million in fiscal 2019. Comparable sales for the full year decreased 32.6%, primarily due to a comparable sales decrease in stores of 47.1%, partially offset by an increase in our direct business of 14.9%.  The increase in our direct business was driven by our DXL.com e-commerce site, which had a sales increase of 38.6% and was partially offset by a 50.4% decrease in universe sales, which are online sales that are initiated at the store level. Wholesale revenues for fiscal 2020 increased $4.1 million to $16.6 million.  The increase was primarily due to the sale of masks during the second quarter of fiscal 2020.

Gross Margin

For the fourth quarter of fiscal 2020, gross margin, inclusive of occupancy costs, was 39.0%, compared with gross margin of 43.0% for the fourth quarter of fiscal 2019. The decrease of 4.0% was due to a decrease in merchandise margin of 2.3% and a decrease of 1.7% due to the deleveraging of occupancy costs.  On a dollar basis, occupancy costs for the fourth quarter decreased approximately 13.8% as compared to the prior-year’s fourth quarter.

For the fiscal year, gross margin, inclusive of occupancy costs, was 32.9%, compared to 43.1% for fiscal 2019.  The decrease of 10.2% was due to a decrease in merchandise margin of 5.6% and a decrease of 4.6% due to the deleveraging of occupancy costs.  On a dollar basis, occupancy costs for fiscal 2020 decreased by approximately 11.8% as compared to the prior year.

The decrease in merchandise margin for the fourth quarter and fiscal year reflects the increased promotional posture we took in response to COVID-19, especially during the second quarter, where we were highly promotional in our effort to drive sales and reduce inventories. For the second half of fiscal 2020, we focused on more targeted promotions with a greater gross margin impact, which improved our merchandise margins in the fourth quarter. Because of the growth in our direct channel, free shipping promotions during both the fourth quarter and fiscal year as well as shipping surcharges, our shipping costs increased over the prior year.

While our gross margin was negatively impacted by the deleveraging of occupancy costs against the lower sales base, we worked throughout fiscal 2020 with our landlord community to restructure our existing lease agreements.  In the first half of the year, we negotiated $10.0 million of favorable rent abatements and deferments with our landlords for months during which our stores were shut down.  In addition, to date, we have also restructured 91 individual store leases which are expected to deliver over $13.5 million in savings over the life of the leases including $5.2 million of expected savings in fiscal 2021.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2020 were 38.3% of sales, compared with 35.4% in the fourth quarter of fiscal 2019. On a dollar basis, SG&A expense decreased $8.1 million, compared to the prior year fourth quarter, primarily due to a decrease in variable-based costs such as store payroll, supplies and other supporting expenses and a decrease in advertising expenses.  Corporate overhead expenses also decreased as a result of the restructuring efforts taken throughout fiscal 2020 to reduce corporate headcount, professional services and the elimination of certain service agreements.  Partially offsetting these decreases were accruals for the achievement of performance-based incentives.

For fiscal 2020, SG&A expenses were 40.5% of sales, compared to 38.1% in fiscal 2019.  On a dollar basis, SG&A expense decreased $51.6 million.  Similar to the fourth quarter, the decrease in SG&A expenses for the year were primarily due to the decrease in variable-based costs such as store payroll, supplies, travel and other supporting expenses, a decrease in advertising costs, and decrease in corporate payroll, professional services and director compensation (as a result of the suspension of their second quarter compensation and a smaller board beginning in the third quarter). Performance incentive accruals and insurance costs increased over the prior year.  Included in SG&A costs for fiscal 2020 is an earned tax credit of approximately $1.3 million that the Company realized as part of the CARES Act.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 20.2% of sales for fiscal 2020, compared to 22.6% of sales for fiscal 2019.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 20.3% of sales for fiscal 2020, compared to 15.5% of sales for fiscal 2019.

Impairment of Assets

Asset impairment charges primarily represent the write-down of operating lease right-of-use assets, where the carrying value exceeds fair value, and the write-down store fixed assets.  As a result of the impact of the COVID-19 pandemic on store operations, we have taken significant impairment charges in fiscal 2020, primarily related to our operating lease right-of-use assets.  Our determination of impairment was based on multiple probability-weighted scenarios as to the recoverability of each individual store assuming that consumer retail spending would remain curtailed for a period of time.

In addition, the asset impairment charges for the fourth quarter and fiscal year 2020 include non-cash gains related to the Company’s decision to close certain retail stores, which resulted in a revaluation of the existing lease liabilities. To the extent that such gain related to previously recorded impairment charges for operating lease right-of-use assets, the gain was included as an offset to impairment charges, with the remainder of the gain included as a reduction in store occupancy costs.  For the fourth quarter and fiscal year 2020, the Company recognized a non-cash gain of $1.9 million and $3.1 million, respectively, of which $1.5 million and $2.6 million, respectively, related to previously recorded impairment charges and are included as offsets to the asset impairment charges.

For the fourth quarter of fiscal 2020, the Company recorded impairment charges of $0.3 million for the write-down of store assets and $0.8 million for the write-down of operating lease right-of-use assets, offset by a non-cash gain of $1.5 million, resulting in a net gain of $0.4 million. For fiscal 2020, the asset impairment charge was $14.8 million, which included $13.3 million for the write-down of operating lease right-of-use assets, $4.1 million for the write-down of store assets, partially offset by a non-cash gain of $2.6 million.

In the fourth quarter and fiscal 2019, the Company recorded asset impairment charges of $0.9 million, of which $0.7 million related to the write-down of operating lease right-of-use assets and $0.2 million for stores assets.

Net Income (Loss)

Net loss for the fourth quarter of fiscal 2020 was $(5.1) million, or $(0.10) per diluted share, compared to a net income of $2.4 million, or $0.05 per diluted share, for the fourth quarter of fiscal 2019.

Included in our results for the fourth quarter of fiscal 2020 was a net gain in asset impairments of $0.4 million.  Results for the fourth quarter of fiscal 2019 included a charge of $0.1 million for the CEO transition costs and asset impairment charges of $0.9 million.

The net loss for fiscal 2020 was $(64.5) million, or $(1.26) per diluted share, compared with a net loss of $(7.8) million, or $(0.16) per diluted share, in fiscal 2019.

On a non-GAAP basis, before asset impairment charges, exit costs associated with London operations and CEO transition costs and assuming a normalized tax rate of 26%, adjusted net loss for the fourth quarter of fiscal 2020 was $(0.08) per diluted share, compared to an adjusted net income of $0.05 per diluted share for the fourth quarter of fiscal 2019. For fiscal 2020, the adjusted net loss was $(0.72) per diluted share, compared to $(0.06) per diluted share for fiscal 2019.

Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, adjusted for asset impairments, exit costs associated with London operations and CEO transition costs (adjusted EBITDA), a non-GAAP measure, for the fourth quarter of fiscal 2020 were $0.7 million, compared to $9.9 million for the fourth quarter of fiscal 2019.  For fiscal 2020, adjusted EBITDA was $(24.2) million, compared to $23.5 million for fiscal 2019. The majority of the decrease in adjusted EBITDA occurred in the first half of fiscal 2020, when our stores were temporarily closed from March 17, 2020 until they were all reopened by the end of June 2020.

Cash Flow

Cash flow from operations for fiscal 2020 was $(1.2) million, compared to $15.8 million for fiscal 2019. Capital expenditures for fiscal 2020 were $4.2 million as compared to $13.4 million for fiscal 2019. Free cash flow, a non-GAAP measure, decreased $7.9 million, to $(5.5) million in fiscal 2020 from $2.4 million in 2019.

Our primary goal in fiscal 2020 was to manage and preserve liquidity during the pandemic.  We reduced the majority of our capital spending, except for what was necessary for our immediate business needs, and restructured our operating costs and store lease agreements.

	For the fiscal year ended
(in millions)	January 30, 2021	February 1, 2020
Cash flow from operating activities (GAAP basis)	$(1.2)	$15.8
Capital expenditures	(4.2)	(13.4)
Free cash flow (non-GAAP)	$(5.5)	$2.4

Non-GAAP Measures

Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At January 30, 2021, we had a cash balance of $19.0 million, total debt (which consisted of our revolving credit facility and long-term FILO loan) of $74.4 million and remaining availability under our credit facility of $11.5 million. Our availability under our credit facility is based on inventory levels, which are down 17% and are intentionally lower given the current sales environment.  Total debt less cash at January 30, 2021, was $55.4 million compared to $49.8 million at February 1, 2020.  As discussed, subsequent to the end of fiscal 2020, we raised $5.0 million, before offering costs, in a direct registered offering of our common stock.  The cash proceeds will be used towards our working capital. In addition, in March 2021, we refinanced our existing $15.0 million FILO Loan with a new $17.5 million FILO Loan, which we expect will provide $5.0 to $10.0 million in additional excess availability.

Our accounts payable balance at January 30, 2021 was $27.1 million as compared to $31.8 million at February 1, 2020, primarily because of decreased inventory levels.  Included in the January 30, 2021 balance is $0.4 million of promissory notes, payable through April 1, 2021.  We continue to work with our vendors to secure extended payment terms where possible to better manage our working capital.

Inventory was $85.0 million at January 30, 2021, compared to $102.4 million at February 1, 2020. The $17.4 million decrease in inventory was the result of us managing our inventory very conservatively, slowing replenishment and reducing receipts to align with the reduced sales volumes as a result of the pandemic.  We have narrowed our assortment of merchandise in our efforts to maintain a healthy inventory and manage clearance levels.  At January 30, 2021, our clearance inventory decreased by $1.4 million, or 14% from the prior year, and represented 10.4% of our inventory, as compared to 10.0% at February 1, 2020.

Store Information During fiscal 2020, the Company closed 12 stores.  There were no new or rebranded stores during fiscal 2020.

	Year End 2018		Year End 2019		Year End 2020
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	216	1,684	228	1,729	226	1,718
DXL outlets	15	78	17	82	17	82
CMXL retail	66	221	50	164	46	152
CMXL outlets	30	91	28	85	22	66
Rochester Clothing	5	51	-	-	-	-
Total	332	2,125	323	2,060	311	2,018

During fiscal 2021, we do not plan to open any new stores or rebrand any of our Casual Male XL stores.  We have 131 stores that have leases with either a natural lease expiration or a kick-out option within the next two years.  This provides us an opportunity to right-size our store portfolio, through lease renegotiations or lease-term expirations, to optimize store profitability and omni-channel distribution.

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces.  E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. For the fourth quarter of fiscal 2020, our direct sales increased by $4.9 million to 41.4% of retail segment sales as compared to 27.4% for the fourth quarter of fiscal 2019.  For the year, our direct sales increased $15.6 million to 40.4% of retail segment sales as compared to 23.1% for fiscal 2019.  The increase in direct sales growth and penetration was driven by a 38.6% increase in sales for fiscal 2020 from our DXL.com website. Store traffic continues to be slow to rebound and, as a result, we continue to see our e-commerce business playing a vital role in enabling us to continue to engage with our customers in fiscal 2021.

Financial Outlook

Our plans for fiscal 2021 include expected sales of approximately $385.0 million to $402.0 million, adjusted EBITDA of approximately $11.0 to $18.0 million and positive free cash flow.  Our financial projections assume that vaccines against the COVID-19 virus are widely available and administered by the end of Spring 2021. We believe that demand for apparel will gradually improve in fiscal 2021 as our customers begin to socialize and gather in groups outside the home. We expect a 10.8% to 14.8% decline in comparable sales from fiscal 2019 levels, with comparable store sales down 23.8% to 27.8% and our direct business up 26.9% to 30.7% to fiscal 2019.  We expect to achieve these results through continued penetration of our direct business, a modest recovery in store traffic during the course of the year, and a slight improvement in our wholesale business.

In the fourth quarter of fiscal 2020, as discussed above, we restructured our SG&A costs to align with our expected sales levels.  The expected annualized savings from these actions are expected to result in annualized savings of $9.7 million, the majority of which will be realized in fiscal 2021.  These savings were in addition to the previous cost-saving measures we took during the first two quarters of fiscal 2020.  In total, we have eliminated 101 positions from our corporate office, or 29% of the corporate workforce and, since March 2020, reduced the field personnel by 1,078 positions or 54%.  In addition, following the temporary closure of our stores in March, we began working with our landlord community to restructure our lease agreements given the impact that the pandemic has, and may continue to have, on store sales.  As a result of our efforts, in addition to negotiating rent abatements and deferments during the period that our stores were closed, we have been able to restructure many of our store lease agreements, which will further benefit our operating leverage as we head into fiscal 2021. During fiscal 2020, we closed 12 stores and we have 131 stores that have leases with either a natural lease expiration or a kick-out option within the next two years.  Our goal is to right-size our store portfolio, through lease negotiations or lease-term expirations, to optimize store profitability and omni-channel distribution.

Conference Call

The Company will hold a conference call to review its financial results today, Thursday, March 18, 2021 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 7675808. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and excluding exit costs related to our London operations, CEO transition costs and any asset impairment charges) is useful to investors in evaluating its performance and is a key metric to measure profitability and economic productivity.  The Company is unable to reconcile the adjusted EBITDA guidance for fiscal 2021 to net loss, because certain information necessary for the reconciliation is not available without unreasonable efforts.  It is difficult to predict and/or is dependent on future events that are outside of our control. In particular, we are unable to reasonably predict potential asset impairments, because of the ongoing impact of the COVID-19 pandemic on our retail stores.

Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%. The Company has fully reserved against its deferred tax assets and, therefore, its net income (loss) is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges for exit costs related to our London operations, costs associated with the CEO transition and asset impairment charges, if applicable, because it provides comparability of results without these charges.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Big + Tall retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Casual Male XL retail and outlet stores, and e-commerce sites, including DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the OTCQX market under the symbol "DXLG."  For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our outlook for fiscal 2021, including assumptions with respect to such outlook, our strategic initiatives for fiscal 2021, the ability to withstand the impact of the COVID-19 pandemic on our business and to manage through the pandemic, our efforts to right-size our lease structure and store portfolio, the expected impact of direct sales on results in fiscal 2021, expected leverage from reduced operating costs, the expected increase in excess availability under the new FILO loan and our expected liquidity for the next 12 months.  The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2020, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the COVID-19 pandemic and its impact on the Company’s results of operations, the Company’s execution of its digital and store strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited

	For the three months ended		For the fiscal year ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Sales	$100,106	$131,239	$318,946	$474,038
Cost of goods sold including occupancy	61,024	74,825	214,081	269,837
Gross profit	39,082	56,414	104,865	204,201

Expenses:
Selling, general and administrative	38,335	46,466	129,062	180,663
Exit costs associated with London operations	—	—	—	1,737
CEO transition costs	—	41	—	743
Impairment of assets	(359)	889	14,841	889
Depreciation and amortization	5,103	5,686	21,477	24,563
Total expenses	43,079	53,082	165,380	208,595

Operating income (loss)	(3,997)	3,332	(60,515)	(4,394)

Interest expense, net	(1,044)	(712)	(3,917)	(3,297)

Income (loss) before provision for income taxes	(5,041)	2,620	(64,432)	(7,691)

Provision for income taxes	35	183	106	105

Net income (loss)	$(5,076)	$2,437	$(64,538)	$(7,796)

Net income(loss) per share - basic and diluted	$(0.10)	$0.05	$(1.26)	$(0.16)

Weighted-average number of common shares outstanding:
Basic	51,888	50,412	51,317	49,992
Diluted	51,888	50,751	51,317	49,992

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
January 30, 2021 and February 1, 2020
(In thousands)
Unaudited

	January 30,	February 1,
	2021	2020

ASSETS

Cash and cash equivalents	$18,997	$4,338
Inventories	85,028	102,420
Other current assets	10,105	17,102
Property and equipment, net	56,552	78,279
Operating lease right-of-use assets	134,321	186,413
Intangible assets	1,150	1,150
Other assets	602	1,215
Total assets	$306,755	$390,917

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$27,091	$31,763
Accrued expenses and other liabilities	29,934	23,390
Operating leases	179,417	223,227
Long-term debt	14,869	14,813
Borrowings under credit facility	59,521	39,301
Stockholders' equity (deficit)	(4,077)	58,423
Total liabilities and stockholders' equity (deficit)	$306,755	$390,917

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

(Unaudited)

	For the three months ended				For the fiscal year ended
	January 30, 2021		February 1, 2020		January 30, 2021		February 1, 2020
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Income (loss) before tax provision, on a GAAP basis	$(5,041)		$2,620		$(64,432)		$(7,691)
Provision for income taxes	35		183		106		105
Net income (loss), on a GAAP basis	$(5,076)	$(0.10)	$2,437	$0.05	$(64,538)	$(1.26)	$(7,796)	$(0.16)

Add back:
Impairment of assets	$(359)	$(0.01)	$889	$0.02	$14,841	$0.29	$889	$0.02
Exit costs associated with London operations	—	—	—	—	—	—	1,737	0.03
CEO transition costs	—	—	41	0.00	—	—	743	0.01
Actual provision for income taxes	35	0.00	183	0.00	106	0.00	105	0.00
Adjusted income (loss) before income taxes	$(5,400)	$(0.10)	$3,550	$0.07	$(49,591)	$(0.97)	$(4,322)	$(0.09)
Income tax provision (benefit), assuming normalized tax rate of 26%	$(1,404)	$(0.03)	$923	$0.02	$(12,894)	$(0.25)	$(1,124)	$(0.02)
Adjusted net income (loss), non-GAAP basis	$(3,996)	$(0.08)	$2,627	$0.05	$(36,697)	$(0.72)	$(3,198)	$(0.06)

Weighted average number of common shares outstanding on a diluted basis	51,888		50,751		51,317		49,992

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

(Unaudited)

	For the three months ended		For the fiscal year ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
(in millions)
Net income (loss), on a GAAP basis	$(5.1)	$2.4	$(64.5)	$(7.8)
Add back:
Provision for income taxes	-	0.2	0.1	0.1
Interest expense	1.0	0.7	3.9	3.3
Depreciation and amortization	5.1	5.7	21.5	24.6
EBITDA (non-GAAP)	1.1	9.0	(39.0)	20.2
Add back:
Exit Costs associated with London operations	-	-	-	1.7
CEO transition costs	-	-	-	0.7
Impairment charges	(0.4)	0.9	14.8	0.9
Adjusted EBITDA (non-GAAP)	$0.7	$9.9	$(24.2)	$23.5

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(Unaudited)

	For the fiscal year ended		Projected
(in millions)	January 30, 2021	February 1, 2020	Fiscal 2021
Cash flow from operating activities (GAAP basis)	$(1.2)	$15.8	$ >4.3
Capital expenditures	(4.2)	(13.4)	4.3
Free cash flow (non-GAAP)	$(5.5)	$2.4	$ >0.0